Exhibit 99.3

NON-QUALIFIED

SHARE OPTION AWARD AGREEMENT

This Share Option Award Agreement (this “Agreement”), is made as of this      day of             , 200_ (the “Grant Date”), between Teva Pharmaceuticals USA, Inc. (the “Company”) and              (the “Participant”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Teva Pharmaceutical Industries Limited 2005 Omnibus Long-Term Share Incentive Plan (the “Omnibus Plan”) and/or the Subplan for Participants Employed by Teva Pharmaceuticals USA, Inc. under the Plan (the “Subplan”, and together with the Omnibus Plan, the “Plan”).

WHEREAS, pursuant to the terms of the Plan, the Company desires to afford the Participant the opportunity to purchase Ordinary Shares, par value NIS 0.1 (“Ordinary Shares”) of Teva Pharmaceutical Industries Limited (the “Issuer”) or American Depositary Shares (“ADSs”) representing Ordinary Shares. Each ADS (as evidenced by an American Depository Receipt) represents one Ordinary Share.

NOW, THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1. Grant of Share Option.

(a) The Company hereby grants to the Participant the right and option (the “Option”) to purchase up to, but not exceeding in the aggregate,              Ordinary Shares/ADSs, on the terms and conditions set forth herein.

(b) The Option is a non-qualified option and is not intended to qualify as an incentive stock option under Section 422 of the Code.

2. Exercise Price. The purchase price of each Ordinary Share/ADS covered by the Option shall be $             , which amount is not less than 100 percent of the fair market value (as determined pursuant to Section 7(b) of the Omnibus Plan) of an Ordinary Share or ADS on the Grant Date.

3. Term of Option. The term of the Option shall be seven (7) years from the Grant Date (the “Termination Date”), subject to earlier termination as provided in Section 5 herein.

4. Vesting of Option. Subject to the terms, conditions and limitations contained herein and in the Plan, the Option shall vest and become exercisable as follows: one-third of the Ordinary Shares/ADSs subject to the Option will be exercisable on the second anniversary of the Grant Date, an additional one-third will be exercisable on the third anniversary of the Grant Date and the remainder shall be exercisable on the fourth anniversary of the Grant Date.

5. Termination of Employment.

(a) Termination Other Than for Cause or Other Than Due to Death, Disability or Retirement. In the event that the Participant’s employment with the Company or any subsidiary or affiliate, as applicable, is terminated for any reason other than death, Disability (as defined below), Retirement (as defined below) or Cause (as defined below), the Option shall remain exercisable for a period of up to three (3) months after termination of employment, but in no event later than the Termination Date, to the extent exercisable at the time of termination of employment.

(b) Termination for Cause. In the event that the Participant’s employment with the Company or any subsidiary or affiliate, as applicable, is terminated for Cause, or, at the time of the Participant’s voluntary termination the Company or any subsidiary or affiliate, as applicable, is entitled to terminate the Participant for Cause, the Option, to the extent not then exercised, shall immediately lapse and be canceled as of the date of such termination. For purposes of the Plan, the Company or any subsidiary or affiliate, as applicable, shall have “Cause” to terminate a Participant’s employment hereunder upon (i) the commission by the Participant of an act of fraud or embezzlement against the Company or any subsidiary or affiliate, as applicable, (ii) the engagement of the Participant in willful misconduct or gross negligence that is injurious to the Company or any subsidiary or affiliate, as applicable, monetarily or otherwise, (iii) the failure of the Participant to render services to the Company or any subsidiary or affiliate, as applicable, in accordance with the Participant’s duties as an employee of the Company or any subsidiary or affiliate, as applicable, or (iv) the Participant’s conviction of a misdemeanor involving an act of moral turpitude or of a felony.

(c) Death; Disability; Retirement. In the event that the Participant’s employment with the Company or any subsidiary or affiliate, as applicable, terminates due to death, or by reason of Disability or Retirement, the Option shall remain exercisable for a period of up to twelve (12) months after termination of employment due to death, Disability or Retirement, as applicable, but in no event later than the Termination Date, to the extent exercisable at the time of termination of employment. For purposes of this Agreement, “Disability” means the permanent and total disability of a Participant within the meaning of Section 22(e)(3) of the Code. For purposes of this Agreement, the Participant’s employment will be deemed to have terminated on account of the Participant’s “Retirement” if such employment is terminated and thereafter the Participant either retires from gainful employment or becomes employed outside the generic pharmaceutical industry.

(d) Service as a Non-Employee Director; Inter-Company Transfer. In the case of a Participant who is a non-employee director of the Company or any subsidiary or affiliate of the Company, references to employment herein shall be deemed to refer to the director’s service to the Company or such subsidiary or affiliate in such capacity. Neither the transfer of the Participant from the employ of the Company to the employ of a subsidiary or affiliate nor the transfer of the Participant from the employ of a subsidiary or affiliate to the employ of the Company or another subsidiary or affiliate shall be deemed to be a termination of employment of the Participant for purposes of this Agreement.

6. Change in Control.

(a) In the event of a Change in Control, any Ordinary Shares/ADSs subject to the Option that have not vested shall vest and become exercisable as of the effective date of the Change in Control; provided, the Participant is an employee of the Company or any subsidiary or affiliate of the Company on or immediately prior to such effective date; provided, further, however, if the Participant’s employment with the Company or any subsidiary or affiliate is terminated without Cause on account of the Change in Control at any time during the three month period prior to the effective date of the Change in Control, the Option will fully vest and become exercisable as of the effective date of the Change in Control.

(b) Notwithstanding any other provision of the Plan or this Agreement, the Board or the Committee, in its discretion, may determine that, upon the occurrence of a Change in Control, each Option outstanding shall terminate within a specified number of days after notice to the Participant, and such Participant shall receive, with respect to each Ordinary Share/ADS subject to the Option not then exercised, an amount equal to the excess of the fair market value (determined on the basis provided in Section 7(b) of the Omnibus Plan) of such share immediately prior to the occurrence of such Change in Control over the exercise price per share of the Option, such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Board or Committee, in its discretion, shall determine.

(c) In the event of a Change in Control, the successor company may assume or substitute for the Option. For the purposes of this Agreement and the Plan, an Option shall be considered assumed or substituted for if following the Change in Control the award confers the right to purchase, for each Ordinary Share subject to the Option immediately prior to the Change in Control, the common stock of the successor company; provided, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Board or the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise of the Option, for each Ordinary Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of Ordinary Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Board in its sole discretion and its determination shall be conclusive and binding.

7. Method of Exercising Option; Payment of Exercise Price. Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company at its offices located at: 1090 Horsham Road, North Wales, Pennsylvania 19454, attention Senior Director of Shared Services, with a copy to: the Chief Human Resources officer and the Chief Legal officer. Such notice shall state the election to exercise the Option and the number of Ordinary Shares/ADSs in respect of which the Option is being exercised, and shall be signed by the person or persons so exercising the Option.

Such notice shall either: (i) be accompanied by payment of the full exercise price of such Ordinary Shares/ADSs, or (ii) fix a date, not less than five nor more than ten business days from the date such notice shall be received by the Company, for the payment of the full purchase price of such ADSs.

As soon as practicable after receipt of payment of the full purchase price of the Ordinary Shares/ADSs, the Company shall cause the depository of the Issuer’s Ordinary Shares in the United States to issue Ordinary Shares or ADSs to the Participant as soon as practicable.

Payment of the exercise price shall be made in immediately available funds in United States Dollars, by cash or certified or bank cashier’s check. Payment may also be made pursuant to customary broker-assisted cashless exercise procedures approved in advance by the Committee. Anything herein to the contrary notwithstanding, the Company shall not directly or indirectly extend or maintain credit, or arrange for the extension of credit, in the form of a personal loan to or for any director or executive officer of the Company in violation of Section 402 of the Sarbanes-Oxley Act of 2002 (“Section 402 of SOX”), and to the extent that any form of payment would, in the opinion of the Company’s counsel, result in a violation of Section 402 of SOX, such form of payment shall not be available.

8. No Rights as a Shareholder; Escrow Agreement. The Participant shall have no rights as a shareholder with respect to any Ordinary Share/ADS covered by the Option until the date of issuance of the Ordinary Shares/ADSs. No adjustments, other than as provided in Section 6(b) of the Omnibus Plan, shall be made for dividends or distributions for which the record date is prior to the date the Ordinary Shares/ADSs are issued. The Committee may require a Participant who receives an Option to enter into an escrow or trustee agreement providing that the Option, or the Ordinary Shares/ADSs distributed in connection with the exercise thereof, will remain in the physical custody of an escrow holder or trustee, as necessary to satisfy applicable local law.

9. Registration; Governmental Approval. The Option is subject to the requirement that, if at any time the Board determines, in its discretion, that the listing, registration, or qualification of Ordinary Shares/ADSs issuable upon exercise of the Option is required by any securities exchange or under any federal, state or foreign law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the grant of the Option, or the issuance of Ordinary Shares/ADSs, no Ordinary Shares/ADSs shall be issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions or with such conditions as are acceptable to the Board.

10. No Obligation to Exercise Option. The grant and acceptance of this Option imposes no obligation on the Participant to exercise it.

11. Transferability of Options. The Option is not transferable or assignable except by will or by the laws of descent and distribution. During the Participant’s lifetime, only the Participant can exercise this Option.

12. No Right to Continued Employment. Neither the Plan, this Agreement, nor the grant of the Option imposes any obligation on the Company or any subsidiary or affiliate, as applicable, to continue an employment or other service relationship with the Participant.

13. Income Tax Withholding. The Company or any subsidiary or affiliate, as applicable, shall have the right to make all payments or distributions pursuant to this Agreement to a Participant net of any applicable federal, state, local and foreign taxes required to be paid or withheld as a result of the exercise of an Option, the delivery of Ordinary Shares/ADSs or any other event occurring pursuant to the Plan or this Agreement that necessitates the withholding of income or employment taxes. The Company or any subsidiary or affiliate, as applicable, may withhold from wages or other amounts payable to a Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant fails to make such tax payments as are required, the Company or any subsidiary or affiliate, as applicable, shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations. The Committee is authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by (i) tendering previously acquired Ordinary Shares/ADSs (either actually or by attestation, valued at their then fair market value (determined under Section 7 of the Omnibus Plan)) that have been owned for a period of at least six months, or (ii) by directing the Company to retain Ordinary Shares/ADSs (up to the Participant’s minimum required tax withholding rate) otherwise deliverable in connection with the Option.

14. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

15. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to the principles of the conflicts of laws thereof.

16. Plan. The terms and provisions of the Omnibus Plan and the Subplan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Omnibus Plan and the Subplan on the one hand and the terms and provisions of this Agreement on the other hand, the terms and provisions of the Omnibus Plan and Subplan shall govern and control. In the event of a conflict or inconsistency between the terms and provisions of the Omnibus Plan and the terms and provisions of the Subplan, the terms and provisions of the Omnibus Plan shall govern and control.

17. Entire Agreement; Modification. This Agreement and the Plan constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. Except as provided in Section 18 herein, this Agreement may be modified, amended or rescinded only by a written agreement executed by both parties.

18. Section 409A of the Internal Revenue Code. The Option granted hereunder is intended to avoid the potential adverse tax consequences to the Participant of Section 409A of the Internal Revenue Code of 1986, as amended, and the Committee may make such modifications to this Agreement as it deems necessary or advisable to avoid such adverse tax consequences.

19. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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EXECUTED effective as of the day and year first written above.

TEVA PHARMACEUTICALS USA, INC.

By:
Name:
Title:

PARTICIPANT:

Name:

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